Filed pursuant to Rule 424(b)(3)

Registration No. 333-233363

Prospectus Supplement No. 4

(To Prospectus dated September 29, 2020)

INX LIMITED

130,000,000 INX Tokens

This is a supplement (“Prospectus Supplement”) to the prospectus, dated September 29, 2020 (the “Prospectus”) of INX Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-233363).

This Prospectus Supplement updates and should be read in conjunction with, and delivered with, the Prospectus. To the extent there is a discrepancy between the information contained herein and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the Report on Form 6-K filed with the Securities and Exchange Commission on January 11, 2021 as set forth below.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Purchasing INX Tokens involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus.

None of the United States Securities and Exchange Commission, the Gibraltar Financial Services Commission, or any state securities commission or other jurisdiction has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is January 11, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of January 2021

333-233363

(Commission File Number)

INX LIMITED

(Exact name of Registrant as specified in its charter)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INX Limited

Date: January 11, 2021	By:	/s/ Shy Datika
Shy Datika

Exhibit 99.1

INX MANAGEMENT JOINED BY FORMER PLAYTECH CMO

AND M1 FINANCE COMPLIANCE OFFICER

Industry experts Itai Avneri and Jon Rios join the team to lead the launch of regulated digital assets trading platform

New York, January 11, 2021 -- INX Limited, the blockchain-based platform for trading digital securities and cryptocurrencies in accordance with SEC, FINRA and EU regulations, announced the appointment of Itai Avneri as Chief Operating Officer (COO) and Jon Rios as Chief Compliance Officer (CCO).

Itai Avneri brings over 20 years of executive management experience into his new role as COO. His commercial work spans a variety of technology companies, including Playtech Group-CMO and CEO of the Israel office, COO of anyoption and CEO of invest.com in Israel, where he spearheaded the shift to cryptocurrency. Avneri has led the launch of multiple financial services and products in Europe and South Africa among other regulated jurisdictions. He designed and built advanced information systems with specializations in trading, BI & CRM solutions, marketing and KYC automation as well as payments and integration hubs. His in-depth knowledge and hands-on experience on all aspects of online business (B2B & B2C), marketing, technology and finance will play a key role at INX Limited.

Emiliano “Jon” Rios joins INX as its Chief Compliance Officer. Mr. Rios has almost 17 years of leadership and compliance experience across multiple segments of the financial services industry, from traditional banking and wealth management to FinTech startups. His experience includes leading compliance at Anchorage, the premier digital asset custodian for institutions and Wealthfront, the top robo-advisor and financial planning service. Most recently, Mr. Rios served as Chief Compliance Officer at M1 Finance. He previously held investment compliance and supervision roles at Charles Schwab, BMO Harris, and Ziegler. As a member of the executive team, Rios will lead compliance efforts throughout the organization, including establishing policies and procedures, supervision structures, operations and controls, regulatory relationships, and risk management.

Shy Datika, Co-Founder and President of INX Limited, commented on the new appointments. “Both Itai and Jon bring with them decades of experience and leadership that will benefit INX tremendously as we continue to grow into unprecedented territory.”

For more information on INX Limited, please visit the website www.inx.co and follow the platform on Telegram, Reddit, Instagram, Facebook, Twitter, YouTube or LinkedIn.

# # #

Press Contact:

Pistol x Stamen

Denise Weaver

dweaver@pistolandstamen.com

310-721-6710

About INX:

INX Limited aims to provide a regulated trading platform for digital securities and cryptocurrencies, combining traditional markets expertise with a novel fintech approach. INX is led by an experienced team of business, finance, and blockchain technology experts unified by the vision of redefining the world of capital markets via blockchain technology and an innovative regulatory approach.